EXHIBIT 12.9


                                                    April 5, 2004


To: Mr. Todd Bruce
President and Chief Executive Officer
Crystallex International Corporation
18 King Street East
Toronto, Ontario Canada

Dear Todd:

ENGAGEMENT WITH RESPECT TO THE LAS CRISTINAS GOLD PROJECT IN VENEZUELA ("CRISTINAS" OR THE "PROJECT")


1.       NATURE OF ENGAGEMENT

1.1 BACKGROUND: Crystallex International Corporation (together with any designated entity established to own, operate and/or manage the Project, "Crystallex" or the "Sponsor") entered into an engagement letter with JRS Financial Services Corp. ("JRSF") and Jeffrey R. Stufsky ("Stufsky") dated October 27, 2003 for JRSF to provide assistance and services in connection with the debt financing and development of the Project (the "JRSF Engagement Letter"). JRSF replaced Deutsche Bank Securities Inc. ("DB") shortly after its departure from the mine finance and advisory business and the termination of its engagement with Crystallex under the DB Engagement Letter (the "DB Engagement Letter"). Stufsky was a Managing Director of DB having direct responsibility for the DB Engagement Letter, is the President and controlling shareholder of JRSF and has been recently appointed Managing Director, Mining & Metals Project Financing of BNP Paribas ("BNPP") and again has direct responsibility for the Crystallex mandate and relationship. Stufsky has since the initial engagement of DB remained the individual principally responsible for the Crystallex relationship. Crystallex has decided and JRSF and Stufsky have agreed to transfer the engagement from JRSF to BNP Paribas ("BNPP") and BNPP has agreed to accept the engagement upon the terms and conditions herein provided.

1.2 GENERAL: This engagement letter (the " BNPP Engagement Letter") letter contains the full complement of terms and conditions on which BNP Paribas ("BNPP" or the "Advisor") is appointed to provide Crystallex with assistance and services in connection with the arrangement of debt financing for the development of the Project (the "Transaction"). For the purposes of this BNPP Engagement Letter, "BNP Paribas" and "BNPP" shall mean BNP Paribas and/or any such subsidiary or affiliate of BNPP as BNPP shall determine to be appropriate to provide the services contemplated herein provided that BNPP shall at all times remain primarily responsible for the due performance and execution of the services contemplated hereby. The BNPP Engagement Letter supersedes and replaces the JRSF Engagement Letter and the DB Engagement Letter in all respects.


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1.3      ACKNOWLEDGEMENT AND CONSENT: JRSF and Stufsky shall provide to
         Crystallex and BNPP a letter, in form and content satisfactory to Crystallex and BNPP, acknowledging and consenting to the assignment of the rights and obligations under the JRSF Engagement Letter to BNPP and the transfer to BNPP of any remaining payment or consideration provided under the JRSF Engagement Letter. Crystallex shall provide to BNPP a copy of the acknowledgement and consent received from DB upon transfer of the DB Engagement Letter to JRSF.

1.4 ENGAGEMENT: The assistance and services to be provided by BNPP in connection with the Transaction is setout in Appendix A (together the "Engagement" or "Work Plan"). This Work Plan, as segregated into three
         (3) different components, is intended to best identify and to a degree prioritize the requisite elements of the engagement to ensure their timely and efficient disposition. It is recognized that such efforts are by their nature somewhat fluid, with more than one type of discipline or activity requiring attention on a concurrent basis or in a different order than originally considered. Transaction execution is intended to accommodate this likelihood and, accordingly, can be adjusted as necessary. A summary of issues considered relevant for the Sponsor and the Project is attached as Appendix B.

1.5 OTHER ADVICE: Notwithstanding anything to the contrary in this BNPP Engagement Letter, BNPP shall not be responsible for providing or arranging for the provision of legal, regulatory, insurance, accounting or taxation advice or services or any other comparable services to the Sponsor (including with respect to the formulation of an acceptable corporate structure to own, operate and manage the Project and to borrow under the Transaction). The Sponsor shall appoint advisors reasonably acceptable to BNPP for the provision of this or any other advice on terms reasonably acceptable to BNPP. BNPP may require access to, and may rely upon, any advice provided by such advisors for which advice the Sponsor and those advisers will be solely responsible. It is the sole responsibility of Crystallex to ensure that the advice from its other advisors in relation to the Project is received and considered by Crystallex as adequate for the purposes of the Project and the Transaction. The determination whether to accept any proposals, presentations or recommendations arising out of BNPP's services hereunder shall be made by the Sponsor in its sole discretion, and the Sponsor shall have the option, at its sole discretion, to accept, reject or modify any advice rendered to it by BNPP. Save and except as herein specifically provided, nothing herein shall give rise to any liability or responsibility on the part of BNPP for the success or otherwise of the transaction.

1.6 INSTRUCTIONS: BNPP may assume that instructions have been properly authorised by the Sponsor if they are given or purport to be given by a person who is or purports to be and is reasonably believed by BNPP to be a director, officer, employee or other authorised person of the Sponsor.

2.       REMUNERATION AND EXPENSES

2.1 SHARES: It is acknowledged and understood that Stufsky is presently the holder of 120,000 common shares of Crystallex, held pursuant to the terms of JRSF Engagement Letter. It is further understood and agreed that the said 120,000 common shares will be sold by Stufsky at times and at prices agreed upon between Stufsky and


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

         BNPP and net proceeds shall be paid to BNPP and, together with the warrants provided in section 2.2 hereof, accepted by BNPP in full satisfaction of any and all fees payable for services rendered hereunder through the period ended June 30, 2004. It is understood that the shares are tradable by Stufsky on the Toronto Stock Exchange, but have not been registered for trading in the U.S.A., and are subject to U.S. legends limiting trading in the U.S.A.

2.2.1 WARRANTS: Upon the execution of this BNPP Engagement Letter, but subject to TSX, AMEX and any other required regulatory approval, JRSF agrees to transfer to BNPP (i) 500,000 warrants exercisable for voting common shares of Crystallex, which warrants shall be upon the terms and conditions and in the form of the warrant certificate annexed hereto as Annex 1. The warrants shall be exercisable at any time and from time to time during a period of four years from date of issuance, at an exercise price of US$1.75 per share. (ii) 500,000 warrants exercisable for voting common shares of Crystallex, which warrants shall be upon the terms and conditions and in the form of the warrant certificate annexed hereto as Annex 2, The warrants shall be exercisable at any time and from time to time on or after the Vesting Date (as defined in Annex 2) and prior to the expiration of four years from the date of issuance of said warrants, at an exercise price of US$2.00 per share. BNPP's rights to exercise such warrants shall vest on the Vesting Date. It is understood that shares issued upon conversion of the warrants shall be tradable by BNPP on the Toronto Stock Exchange, but have not been registered for trading in the U.S.A., and are subject to U.S. legends limiting trading in the U.S.A. The warrants shall be transferred from JRSF to BNPP within ten (10) days of the date of execution of this BNPP Engagement Letter and Crystallex shall use its best efforts to facilitate such transfer.

2.2.2 ADDITIONAL COMPENSATION: Commencing July 1, 2004 and continuing monthly thereafter until and including December 1, 2004 (or until the termination of the engagement as herein provided), as additional compensation, the Sponsor shall pay to BNPP the sum of U.S.$57,500 in consideration of services rendered hereunder.

2.2.3 ENTIRE COMPENSATION: Subject to the payment of cost and expenses and hereinafter provided, the payments and deliveries contemplated by sections 2.1, 2.2 and 2.3 shall represent the full compensation payable to BNPP for the services contemplated by this BNPP Engagement Letter for the period commencing as at the date hereof and ending on the 31st day of December, 2004.

2.3 COSTS AND EXPENSES: In addition to the fees described above, the Sponsor agrees promptly to reimburse BNPP for all costs, travel and other out-of-pocket expenses (plus taxes thereon), including the fees and expenses of its advisers incurred by BNPP in connection with the Engagement whether or not a financing is consummated. It is understood and agreed that each party shall be responsible for its costs howsoever incurred in the negotiation and settlement of this Engagement Letter.

2.4 PAYMENTS: Save where a specific date for payment is provided for in this letter, any amount payable to BNPP hereunder shall be paid within 30 business days of written demand by BNPP and shall be paid by the Sponsor free and clear of all deductions or withholdings unless required by law, in which event the Sponsor shall pay such additional amount as shall be required to ensure that the net amount received and


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

         retained by BNPP will equal the full amount which would have been received had no such deduction or withholding been made. All costs and expenses payable and/or reimbursable hereunder shall be payable in U.S. Dollars in New York or in the currency and country in which such costs and expenses were incurred, as specified by BNPP. BNPP shall not be responsible for any fees or commissions payable to finders or to financial or other advisors utilized by the Sponsor or to any potential transaction investors (debt or equity) or lenders, and no fee or other compensation payable to any other advisor or person shall reduce or otherwise affect the fees and reimbursements payable to BNPP hereunder.

3.       APPOINTMENT

3.1 PRIVATE ENGAGEMENT: BNPP hereby accepts the appointment upon the terms and conditions herein provided. BNPP's appointment under this letter is a private engagement. Accordingly, any assistance rendered by BNPP or any of its associates hereunder will be solely for the benefit of the Sponsor and its associates in relation to the Project and may not be relied on by the Sponsor for any other purpose and (subject to Sections 5 and 6 below) may not be disclosed to any third party, nor used or relied on by any third party, without BNPP's prior written consent unless Crystallex is required by law, exchange or securities regulations or its corporate disclosure policy to disclose any of the above.

3.2 ASSOCIATE: In this letter, an "associate" means each of the subsidiaries and the ultimate holding company of each of BNPP and Crystallex and each of the subsidiaries of such holding company and each of their respective officers, employees, representatives and agents.

4.       UNDERWRITING/FUNDING

4.1 UNDERWRITING CONSIDERATIONS: Consideration by BNPP of arranging or providing a form of underwriting commitment on any debt financing for the Project would be subject to (amongst other things):

              (i) Granting BNPP some or all of following agency roles normally associated with being the lead agent in a debt financing, including: administrative agent, documentation agent, technical agent and syndication agent. However, subject to the established underwriting and syndication strategy, including the possible formation of a "club" group of lenders, BNPP is prepared to share or allocate various roles and fees with other banks to facilitate a successful underwriting and syndication of the Transaction,

              (ii) The form and content of all documentation relating to the Project and the Transaction being satisfactory to BNPP,

              (iii) Satisfactory results of due diligence of the Project and Crystallex, including (but not limited to) technical, legal, financial, tax, etc,

              (iv) Financial, economic and loan syndication market conditions that support execution of the Transaction under consideration,

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

              (v) All loan facility fees, including arranging/underwriting, participation fees, commitment fees and agency fees will have been agreed as part of the process of executing a term sheet, commitment, and loan documentation, and

              (vi) Receipt of all internal credit approvals.

4.2 NO OBLIGATION: For the avoidance of doubt, BNPP shall not be obliged by this BNPP Engagement Letter to sell, acquire, place or underwrite any securities or to arrange or lend moneys or to arrange or provide any other facilities in any way in connection with the Transaction or the Project, nor does BNPP represent by this Engagement Letter that it will be possible or advisable for the Transaction to proceed or that any financing terms proposed are appropriate for the Sponsor or the Project.

         Any commitment by BNPP to arrange or underwrite any debt financing in connection with the Project contemplated by this Engagement Letter would be subject to, amongst other things, the conditions referred to above in paragraph 4.1 and the provision of a separate letter confirming such commitment and the terms and conditions thereof.

4.3 UNDERWRITING/FUNDING FEES: The fee structure referred to in this letter is exclusive of any fees or commissions payable to BNPP or any of its associates in respect of any sale, acquisition, placing or underwriting of securities or in respect of any provision of facilities referred to above.

5.       INFORMATION AND PUBLICITY

5.1 PROVISION OF INFORMATION: The Sponsor shall promptly provide or procure the provision to BNPP of all information concerning the Project, the Transaction and the business and affairs of Crystallex, including access to its staff, which is relevant to BNPP for the proper performance of the Engagement and all such further information as BNPP may reasonably request.

5.2 ACCURACY OF INFORMATION: The Sponsor shall ensure that any information supplied by it to BNPP, whether provided orally or in writing and including any expressions of opinion, shall be true, fair, accurate and complete and not misleading in any material way and does not omit any material information, and that all projections shall be prepared in good faith or on the basis of reasonable assumptions. The Sponsor will promptly notify BNPP if it subsequently discovers something that renders any such information untrue, unfair, inaccurate or misleading.

5.3 MATERIAL INFORMATION: Crystallex acknowledges and agrees that BNPP may be prevented, by reason of law, duties of confidentiality owed to other persons, the rules of any regulatory authority or BNPP internal controls, from using or disclosing to the Sponsor any information known to BNPP in connection with the Engagement or the Project. In particular, BNPP may have received material information from other clients which is confidential but which may be relevant to the Sponsor's interests in relation to the Project ("Material Information"). The Sponsor agrees, so as expressly to override any duties, obligations or restrictions which would otherwise be implied by law or regulation, that in carrying out the Engagement, BNPP will not be required to have regard to or rely on any Material Information.


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

5.4 PUBLICITY: Crystallex represents and warrants to BNPP and BNPP represents and warrants to Crystallex that any material document or announcement in connection with the Engagement issued or to be issued by the Sponsor, by BNPP or on their respective behalves or provided to third parties by the Sponsor, BNPP or on their respective behalves shall be true, fair and accurate and not misleading and shall be subject to the prior approval of BNPP or Crystallex, as the case may be.

6.       CONFIDENTIALITY

         Crystallex and BNPP agree that this BNPP Engagement Letter is being provided to for their confidential use only and the existence of this BNPP Engagement Letter, the terms hereof and the contents of any correspondence in respect of the transactions contemplated hereby will not be disclosed by Crystallex or BNPP to any person other than their accountants, attorneys, and other representatives, save and except for the purposes of this Engagement Letter and then only in connection with the Transaction contemplated by this BNPP Engagement Letter and on a confidential basis, except that Crystallex and BNPP may make such public disclosures as they are required by any regulatory authority or law to make.

7.       INDEMNITY

7.1 Crystallex shall indemnify BNPP and its affiliates, officers, directors, employees, agents and advisors (each, an "Indemnified Party") in full for and against any costs, claims, loss, expense (including legal fees) or liability of whatever nature and in whichever jurisdiction that any Indemnified Party may suffer or incur the same arising from or in connection with the Engagement (including in connection with investigating, preparing for or defending any claim), save to the extent that a court whose judgment is not subject to an appeal finds that the same is directly caused by the negligence or willful misconduct of such Indemnified Party.

7.2 BNPP shall indemnify and save harmless Crystallex and its affiliates, officers, employees, agents and advisors in full for and against any costs, claims, loss, expense (including legal fees) or liability of whatever nature and in whichever jurisdiction that any such party may suffer or incur, the same arising from the negligence or willful misconduct of BNPP or a material breach of the terms, conditions and provisos of this BNPP Engagement Letter.

7.3 The foregoing indemnities shall be in addition to any rights that BNPP and/or Crystallex or any other indemnified person may have at common law or otherwise (including, but not limited to, any right to contribution.

8.       TERMINATION

8.1      SPECIFIED EVENTS:

         The Engagement shall terminate on (i) the earlier of December 31, 2004 (the "Termination Date"), or (ii) on 30 days written notice (or immediate notice in the


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

         event of a legal or regulatory requirement) by either BNPP or Crystallex, in each case subject to Section 8.2. Should BNPP and Crystallex desire to continue the Engagement beyond the Termination Date, BNPP and Crystallex will in good faith attempt to agree an appropriate extension to the Termination Date on a monthly basis or a fixed term of up to three (3) months.

8.2 PROVISIONS WHICH SURVIVE TERMINATION: Any termination of the Engagement shall be without prejudice to any accrued rights and liabilities and shall not affect in any way the provisions of paragraphs 2 (Remuneration and Expenses), 5 (Information and Publicity), 6 (Confidentiality), 7 (Indemnity), 8 (Termination) 9 (Assignment) and 13 (Governing Law).

8.3 CONFLICT OF INTEREST BEFORE AND AFTER TERMINATION: BNPP represents and warrants to Crystallex that, as at the date of execution of this BNPP Engagement Letter, it is not aware of any relationships between BNPP and a third party which relationship might place BNPP in a conflict of interest due to such third party being a competitor of Crystallex in respect of the Project or in respect of other projects and developments owned or operated by Crystallex, directly or through its owned or controlled subsidiary or affiliated companies or entities; and BNPP will not, without the written consent of Crystallex, during the term or any extension of this BNPP Engagement Letter knowingly accept any engagement which might reasonably be expected to place BNPP in a conflict of interest as aforesaid. Subject to any accrued and continuing rights and liabilities, and subject to BNPP maintaining in strictest confidence any and all non-public or proprietary information relating to the Project, the Transaction or Crystallex (including its subsidiary or affiliated companies and entities) BNPP shall, following termination, be free, without restriction, to provide finance, advice, and services in connection with the project to any other person.

         The Sponsor acknowledges that, in addition to acting as advisor and potential arranger hereunder, BNPP and its affiliates may have other roles on behalf of the Sponsor or its affiliates, or on behalf of the Lenders to the transaction, including, without limitation, acting as
         (i) placement agent for project finance and/or mezzanine debt in the transaction; (ii) underwriter or provider of all or a portion of the bank facilities for the transaction: (iii) security agent to the investors. The Sponsor hereby agrees that BNPP may render its advisor and potential arranger services hereunder notwithstanding any potential or actual conflict of interest presented by the foregoing and hereby waives any claim against BNPP and its affiliates based upon any conflict of interest that BNPP may have with regard to acting as advisor and potential arranger hereunder and acting in such other roles in any transaction contemplated hereunder.

9.       ASSIGNMENT/NO AGENCY

         Neither Crystallex nor BNPP shall assign, transfer or encumber all or part of their respective rights and liabilities under this BNPP Engagement Letter except that Crystallex may assign and transfer its rights and obligations here under to the company that is the borrower under the Transaction pursuant to a writing reasonably satisfactory to BNPP, and provided that the company is satisfactory to BNPP acting reasonably.


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

         This BNPP Engagement Letter sets forth the entire scope of duties, functions and responsibilities of BNPP in connection with its engagement hereunder, and no implied duties, or functions shall be imposed upon or applicable to BNPP in connection with such engagement. The Sponsor expressly acknowledges and agrees that this BNPP Engagement Letter does not create, nor is it the intention of the Sponsor to create hereby or otherwise, a relationship of principal and agent with BNPP or to constitute BNPP a trustee or a fiduciary of the Sponsor.

10.      NOTICES

         Every notice, request or other communication under this letter shall be in writing delivered personally, by first class prepaid post or facsimile and shall be sent to the address or facsimile number, and for the attention of the individual set out below, or such other address or facsimile number as is notified by it to the parties to this letter.

         Crystallex International Corporation
         18 King Street East
         Toronto, Ontario, Canada,

         Attn: Todd Bruce, President and CEO
         Facsimile: (416) 203-0099

         BNP Paribas
         797 Seventh Avenue, 31st Floor
         New York, New York 10019

         Attn.: Jeffrey Stufsky
         Managing Director
         Facsimile: 212-841-2052

11.      WAIVERS AND AMENDMENTS

         This BNPP Engagement Letter reflects the terms of the Engagement between BNPP and Crystallex and supercedes all other drafts, correspondence, and communication that have taken place between or among BNPP and Crystallex. No waiver, amendment or other modification of this Engagement Letter agreement shall be effective unless in writing or in final documentation and signed by each party to be bound thereby.

12.      MISCELLANEOUS

         A notice or other communication under this agreement shall only be effective when received in writing. Any party may change its address details on giving notice to the other parties of the change. This agreement may only be varied in writing signed by each of the parties.


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13.      GOVERNING LAW

         THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO. Each of BNPP and Crystallex hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or related to the Engagement of BNPP pursuant to, or the performance of BNPP of the services contemplated by this Engagement Letter.

         Crystallex hereby irrevocably submits, for itself and its property, to the nonexclusive jurisdiction of any Ontario court, and any appellate court thereof, in any action or proceeding arising out of or relating to this Engagement Letter and irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in any such Ontario court to the extent permitted by law. Crystallex hereby irrevocably agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such Ontario Court may be made by mailing or delivering a copy thereof to Crystallex at Crystallex's address above.

         The parties agree that nothing in this paragraph shall affect its right to serve legal process in any other manner permitted by law or affect its right to bring any action or proceeding against the other party or its property in the courts of other jurisdictions. Crystallex agrees that a final judgement in any action or proceeding under this paragraph shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by law.

         Crystallex irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Engagement Letter in any Ontario Court. Crystallex hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.


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         Please evidence Crystallex's acceptance of the provisions of this
         Engagement Letter by signing the enclosed copy of this Engagement Letter agreement and returning it to Jeffrey Stufsky, BNP Paribas, 787 Seventh Avenue, 31st Floor, New York, New York 10019, on or before 5:00 p.m. (New York time) on March 1, 2004, at which time the offer for services hereunder will expire (unless earlier accepted).

         Delivery of an executed copy by facsimile (to Jeffrey Stufsky or Matt Lewis at 212-841- 205 2) shall be effective as delivery of a manually executed agreement.

Yours faithfully

/s/ Jeff Stufsky                    04/05/04
.............................................
For and on behalf of
BNP PARIBAS





/s/ Dan Cozine M.D.
.............................................
For and on behalf of
BNP PARIBAS


Agreed and accepted for and on behalf of CRYSTALLEX INTERNATIONAL CORPORATION


/s/ Todd Bruce
.............................................
Name: JT Bruce
Position: President and CEO
Date: April 18, 2004


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Appendix A: Work Plan

COMPONENT 1

Primary Focus:

        PHASE A
        -------

        Review available Project information, establish Sponsor goals, assist in finalization of feasibility study protocol, comment on work plan execution effectiveness, and help assess development results to-date and their impact on the Transaction. Establish an initial time line.

        PHASE B
        -------

        Initial review of available agreements and help in identifying key financing issues and critical path items.

        PHASE C
        -------

        Help in initial preparation of a preliminary cash flow model, quantification of financing requirements and acceptable leverage, respectively.

        Phase A Parameters
        ------------------

        o Provide a view or opinion of the consultants being considered for retention by Crystallex on its own behalf,

        o Assess development results and progress toward preparation of a "bankable" feasibility study (the "Feasibility Study"). Assist the Sponsor in its establishment of a work plan and the underlying contents designed to achieve a Feasibility Study in the most timely and cost efficient manner,

        o Provide comments regarding the application of the Equator Principles, i.e. social and environmental impact, to the Project, with the intent that development work accurately reflect new international standards,

        o Make recommendations regarding Crystallex's choice of contractors and terms of their engagement, including with respect to relative pricing and commercial advantages/restrictions, to best match established goals and to help ensure acceptable results for integration with the debt facility and acceptance in the debt market, and

        o Help formulate initial time line with an emphasis on identifying critical path items.

        Phase B Parameters
        ------------------

        o Provide initial and ongoing input to help the Sponsor achieve "bankable" major project agreements (such as the form and substance of the project construction contract - EPC as well as key supply contracts),

        o Commence review of legal, security and tax issues, including a focus on whether modifications to existing agreements, licenses and permits (ownership, operating) are necessary or whether new agreements, licenses and/or permits are needed, with a particular focus on the Mining Operating Agreement (MOC) and any modifications that might be required to address debt financing requirements,


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

        o Assistance in identification of key political risks associated with construction and operation of the Project, and outlining of methods to mitigate such risk to address the objectives of the Sponsor and lenders. This will include consultation with political risk providers (private insurers, agencies) to ascertain the available capacity and cost of political risk insurance ("PRI"). Such coverage is expected to be required for the financing. BNPP to comment on lender market acceptance of various types of coverage and providers, respectively, and

        o Establish a timeline that highlights critical path items in support of the Sponsor proceeding with Project development and hence initiating the process of obtaining and closing the requisite financing in a time and cost efficient manner.

        PHASE C PARAMETERS
        ------------------

        o Create or, as appropriate, review and modify Crystallex's financial model (the "Financial Model") of Cristinas in support of the Transaction, including analysis of maximum debt capacity. The Financial Model will be prepared so that it can be used (if appropriate) in the syndication of any bank facility for the Project and as an ongoing performance measurement tool,

        o Help quantify financing requirements and commence review of market conditions,

        o Help develop an optimal funding structure that may combine the use of senior, subordinated, and various other debt products and equity. This exercise will be carried out with the main objective of minimizing Crystallex's equity contribution,

        o Make recommendations in relation to development of a risk management strategy for metal price, currency, and interest rate exposure, and

        o Begin discussions and work on formulation of a summary, indicative term sheet.

        COMPONENT 2 (if decision to proceed with the Transaction is reached by
                    Crystallex at the end of Component 1)

        Primary Focus:

               PHASE A
               -------

               Support finalization of the Feasibility Study and related technical matters.

               PHASE B
               -------

               Address financing issues, including key contract and agreements, and evaluate market conditions for financing alternatives in more rigorous fashion based on more detailed information.

               PHASE C
               -------

               Help advance the detailed cash flow model (inputs) and the view of likely funding sources. Update the time line.

               PHASE D
               -------

               Consideration could be given to retention of various independent consultants to further guide BNPP on select matters and possibly on behalf of lenders.

        Phase A Parameters
        ------------------

               Review and provide comments on Project development plan and consultant reports to help ensure the form and substance is satisfactory for lender review.

        Phase B Parameters
        ------------------

        o Address the technical and financing issues and risks that are considered likely to arise or require assessment during the financing process in greater detail, which includes comparing and contrasting recent project financing transactions in mining and other industries, both in Venezuela and elsewhere as appropriate, to develop a bench marking system for comparison to the Transaction,

        o Firm the view of the style and substance of required agreements to comprehensively address business and political risk matters, supporting the Sponsor's negotiations with counterparts with an eye to maximizing the terms of a debt financing facility,

        o Provide advice in the selection of an EPCM contractor and regarding the terms of the contractor construction agreement, as well regarding the need for a possible foreign investment contract/stability agreement and its terms;

        o Possibly conduct initial exploratory discussions with potential sources of finance (likely banks and agencies) to determine their attitude toward financing the Project in general and possibly under selected parameters,

        o Help assess the individual and comparative merits or disadvantages of various funding sources in order to best maximize Transaction funding capacity and to minimize funding costs,

        o Help Sponsor determine primary funding strategy and approach to the market, which could include consideration of a joint venture partner,

        o      Help advance formulation of a term sheet, and

        Phase C Parameters
        ------------------

        o Advance work on detailed cash flow model including possible or likely funding sources and structures to account for or calculate:

               i)   Sponsor priorities,

               ii) Firming base case cash flow model assumptions (e.g. production, operating and capital costs, metal prices, etc.),

               iii) Project financing requirements and debt capacity,

               iv) Sensitivity of the Project to changes in critical variables such as metals prices, interest rates, etc. and impact on benchmark coverage ratios, and

               v)   Basic economics of Project and Sponsor return.

         o Review risk management strategies for metal price, currency, and interest rate exposure,

         o Begin and advance drafting of summary information memorandum in support of subsequent market sounding, and

         o     Update the time line.

        Phase D Parameters
        ------------------

        Possible Advisor retention of consultants to address select issues not covered by or in supplement to work prepared by or on behalf of Crystallex. Such consultants would be chosen on basis of qualifications to represent senior lenders. Determination to further retain consultants on behalf of lenders is subject to a variety of factors including the establishment of a lead arranger/underwriter selection strategy. Such retention by Advisor of independent consultants to represent lenders before selection of a lead arranger group is considered unlikely. BNPP agrees that prior to the appointment of any independent advisers or consultants it will discuss the need for and review the terms and conditions, and associated costs of such appointment with Crystallex to confirm that Crystallex approves of such appointment. Use of consultants would be sequenced for maximum benefit and minimum cost.

        o Independent engineer ("IE") to address select technical issues on behalf of the Advisor and/or more broadly on behalf of lenders which would further result in the IF's compilation of an independent technical report for the purpose of evaluating the Project and Feasibility Study and its bankability. It is anticipated that early in Component 2, if not Component 1, BNPP (and possibly the IE) would make a site visit and meet with the Project and Sponsor management team and possibly with select Venezuelan authorities,

        o Independent legal counsel ("Independent Counsel"), whether lead or local Venezuelan, to address select legal issues on behalf of the Advisor and/or more broadly on behalf of lenders through assessment of and comment on various agreements and structuring matters,

        o Independent accounting consultant ("Independent Accountant") to address select issues on behalf of the Advisor and/or more broadly on behalf of lenders primarily related to Project tax matters and associated calculations,

        o Independent insurance adviser ("IIA") to address select issues on behalf of the Advisor and/or more broadly on behalf of lenders review regarding Project construction and operating insurance coverage and its adequacy in support of the Transaction,

        o Independent political risk consultant ("TPR") to address select issues on behalf of the Advisor and/or more broadly on behalf of lenders regarding country risk coverage capacity, terms and pricing along with establishment of the risk coverage structure, and

        o Independent metal economist ("IIVIE") to address select issues on behalf of the Advisor and/or more broadly on behalf of lenders through the provision of a gold market review (i.e. price projection, Project cost curve analysis/bench marking within the industry) to support of cash flow analysis. Given market familiarity with gold and its homogenous nature, the need for such an independent review is considered unlikely at the current time.

        COMPONENT 3

         Primary Focus: Help develop final business and financing plan and market presentations.

        Parameters:
        -----------

        o Help firm the cash flow model with respect to Project construction and operating inputs along with amount and key terms for debt (e.g., tenor),

        o Help firm a detailed business and financing structure and plan to achieve overall project financing,

        o Help firm a draft term sheet for sharing with prospective debt facility arranger/underwriters,

        o Help finalize negotiations with counterparts on key contracts and agreements;

        o Finalize an information memorandum and tendering process for selection of debt arrangers/underwriters,

        o Help formulate and distribute Information Memorandum to agreed upon debt arrangers/underwriters, and help assess formal feedback in context of institutional strengths, terms, conditions, cost and other relevant criteria,

        o Assist Sponsor in selection and formulation of a lead arranger group, aiding in loan documentation negotiations and closing process, and

        o Update time line through to debt facility closing and first draw down.

        NOTE: More broadly, help to firm or finalize open points from previous components.

APPENDIX B: HIGHLIGHTED FINANCIAL MARKET CONSIDERATIONS FOR LAS CRISTINAS GOLD
            PROJECT

In determining the Project's financeability and in formulating an appropriate financing structure it is important to anticipate and address issues that the financing market is likely to focus closely on. The following may be the most relevant for debt financing Cristinas.

A.   Construction Phase
     ------------------

o Adequacy of liquidity and its uses and availability in support of Crystallex' s completion guarantee ("Guarantor Liquidity") to address possible cost overruns and start-up delays through passage of an agreed completion test, and

o In further support of the Sponsor's completion guarantee, possible reduction in the amount of Guarantor Liquidity and in meeting required completion test criteria, an assessment of contractor strength, fixed price components in construction budget, milestone dates, and contingencies and remedies should project fail to reach performance specifications as a result of technical, engineering, construction, or other difficulties.

B.   Operating Phase
     ---------------

o    Establishment of completion testing criteria and verification process,

o Establishment of required cash collateral balances (e.g. debt-service reserve account), uses, and timing of funding,

o Possible excess cash flow sharing mechanism between the Sponsor and senior lenders and possible requirement for hedging (metal, interest rates) (condition precedent),

o    Level of reserve and production coverage, and

o Projected impact of operating cost escalation and exchange and interest rate changes.

C.   Security Package
     ----------------

o Acceptability of the Mining Operating Agreement with the CVG and the adequacy of senior security interests in Project assets, including amongst possibly different lender groups or classes,

o    Offshore account structure to reduce country risk, and

o    Agreements including inter-creditor agreements.

D.   General
     -------

o Independent technical sign-off on feasibility study/business plan and ongoing monitoring/ certification protocol.

o IE confirmation that the Project meets international (Equator Principles) and local social and environmental standards,

o Country risk mitigation via facility structure (e.g. offshore accounts) and political risk insurance,

o    Additions to Crystallex's Board of Directors and senior operating team,

o Legal confirmation of rights to the Project and execution of all requisite approvals, licenses and agreements with appropriate authorizations, possibly including a foreign investment contract that wraps various features into a single agreement against which a security can be filed by senior lenders.


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